NEWS RELEASE FOR IMMEDIATE RELEASE	Investor Relations (336) 615-8065 investorrelations@thefreshmarket.com

The Fresh Market, Inc. Reports Fourth Quarter and Full Year Fiscal 2012 Earnings

- Net Sales Increased 15.3% in the Fourth Quarter and 20.0% for Full Year 2012

- Diluted EPS Increased 12.7% in the Fourth Quarter and 24.4% for Full Year 2012

- Company Provides Fiscal 2013 Guidance

GREENSBORO, N.C. - March 6, 2013 - The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today announced unaudited sales and earnings results for its fourth quarter and fiscal year ended January 27, 2013.

Financial Overview

In the fourth quarter of fiscal 2012, net sales increased 15.3% to $369.9 million and comparable store sales increased 1.9%, compared to the corresponding thirteen week period ended January 29, 2012. Net income in the fourth quarter of fiscal 2012 was $20.6 million, compared to $18.3 million in the corresponding thirteen week period in fiscal 2011. Diluted earnings per share in the fourth quarter of fiscal 2012 were $0.43, an increase of 12.7% over diluted earnings per share of $0.38 for the corresponding thirteen week period in fiscal 2011.

Fiscal 2012 net sales were $1,329.1 million, a 20.0% increase as compared to the corresponding fifty-two week period ended January 29, 2012, and comparable store sales increased 5.7%. Net income increased to $64.1 million as compared to $51.4 million for the prior year. Diluted earnings per share for fiscal 2012 increased to $1.33, compared to diluted earnings per share of $1.07 for fiscal 2011, an increase of 24.4% over the corresponding period in fiscal 2011.

Craig Carlock, President and Chief Executive Officer commented, “Fiscal 2012 was a terrific year for The Fresh Market. We achieved record annual sales and earnings on comparable store sales growth of 5.7% and opened a record number of new stores.” Carlock added, “Though we executed well in the fourth quarter, we experienced a sudden slowdown in customer traffic and resultant comparable store sales that were consistent across our network. These effects were most pronounced during the holidays and our business improved modestly as we moved into the New Year.”

Operating Performance

Fourth quarter total net sales increased 15.3% to $369.9 million and comparable store sales increased 1.9% to $314.7 million, compared to the corresponding thirteen week period in fiscal 2011. The fourth quarter comparable store sales increase resulted from a 2.0% increase in average transaction size, partially offset by a 0.1% decrease in the number of transactions. Fiscal 2012 total net sales increased 20.0% to $1,329.1 million and comparable store sales increased 5.7% to $1,135.9 million, compared to fiscal 2011. Fiscal 2012 total net sales benefited from approximately 27 weeks, on average, of revenue per new store opening and the comparable store sales increase resulted from a 3.4% increase in the number of transactions and a 2.3% increase in average transaction size.

The Company's gross profit increased 16.5%, or $17.8 million, to $125.9 million in the fourth quarter of fiscal 2012, compared to the corresponding thirteen week period of fiscal 2011. For the same period, the gross margin rate increased 30 basis points to 34.0% compared to the corresponding prior year period. This increase in the Company's gross margin rate was attributable to an increase in the merchandise margin, leverage in occupancy costs, and a reduction in LIFO expense. The increase in merchandise margin over the prior year includes the cycling of the Company's initial recognition of $1.4 million in gift card breakage income in the fourth quarter of 2011, which improved the 2011 fourth quarter merchandise margin by 30 basis points. For the fourth quarter of fiscal 2012, the Fresh Market realized a LIFO expense of $0.1 million, a decrease of $0.5 million, or approximately 20 basis points as a percentage of sales, over the corresponding thirteen week period of fiscal 2011. For fiscal 2012, the Company's gross profit increased 23.1%, or $84.8 million, to $451.7 million, and its gross margin rate increased 90 basis points to 34.0%, compared to the prior year period. The increase in the Company's gross margin rate for fiscal 2012 was primarily attributable to increased merchandise margin, as well as leverage in occupancy cost. For fiscal 2012, LIFO expense decreased by $1.0 million from $1.3 million in the corresponding prior year period, which positively impacted the gross margin rate by 10 basis points as a percentage of sales.

Selling, general, and administrative expenses for the fourth quarter of fiscal 2012 increased $13.4 million to $82.4 million, compared to the corresponding thirteen week period in fiscal 2011. Selling, general, and administrative expenses as a percentage of sales increased by 80 basis points to 22.3% for the period, compared to 21.5% for the corresponding thirteen week period in fiscal 2011. This increase in the selling, general and administrative expense rate was primarily attributable to higher store compensation and benefits expenses, partially offset by lower pre-opening expenses and insurance reimbursements of storm-related losses incurred in the second quarter of fiscal 2012. The Company opened two new stores in the fourth quarter of fiscal 2012 and opened six new stores in the corresponding prior year period. This reduction in new store openings and associated pre-opening expenses positively impacted selling, general, and administrative expenses as a percentage of sales by approximately 20 basis points. For fiscal 2012, selling, general, and administrative expenses increased $56.4 million to $303.5 million, or 22.8% as a percentage of sales, from $247.0 million, or 22.3% as a percentage of sales, for the corresponding fifty-two week period in fiscal 2011. The increase in expenses was primarily attributable to higher store level compensation costs and incremental expenses associated with the Company's share-based compensation program.

Operating income increased $1.5 million to $30.8 million for the fourth quarter of fiscal 2012, compared to $29.3 million for the corresponding thirteen week period of fiscal 2011. Operating income as a percentage of sales for the fourth quarter of fiscal 2012 decreased 80 basis points to 8.3%, compared to 9.1% for the corresponding period of fiscal 2011. This decrease was primarily attributable to higher compensation costs and an increase in depreciation expense, partially offset by improvement in gross margin rate. For fiscal 2012, operating income increased $18.6 million to $101.5 million, compared to $82.9 million in fiscal 2011. As a percentage of sales, operating margin increased by 10 basis points to 7.6% for fiscal 2012, compared to operating margin of 7.5% for the prior year. The primary driver of the increase in operating margin for fiscal 2012 was the increase in gross margin rate, partially offset by higher employee-related expenses and depreciation expense.

The effective tax rate for the fourth quarter of fiscal 2012 was 32.1% of pre-tax income and compares to 36.7% for the corresponding thirteen week period of fiscal 2011. The lower rate was due to higher permanent differences, primarily increased enhanced charitable food contribution deductions, higher state tax benefits and a slight benefit from the passage of the American Taxpayer Relief Act of 2012, which continued the work opportunity tax credit. For fiscal 2012, the income tax rate was 35.9% of pre-tax income compared to 36.6% in the corresponding fifty-two week period for fiscal 2011.

Balance Sheet/Cash Flow

During the fourth quarter of fiscal 2012, the Company generated $15.5 million in cash flow from operations and invested $18.4 million in capital expenditures, of which $13.7 million related to new, relocated and remodeled stores. For fiscal 2012, the Company generated $91.9 million in cash flow from operations and invested $81.1 million in capital expenditures, with $69.1 million spent on real estate activities.

The Company's cash balance as of January 27, 2013 was approximately $8.7 million. Total debt as of January 27, 2013 was $42.0 million, down $22.0 million from a balance of $64.0 million as of January 29, 2012.

Average inventory on a FIFO basis per store at the end of the fourth quarter of fiscal 2012 increased 2.0%, compared to the corresponding period in fiscal 2011. The increase resulted from commodity cost increases in certain departments, such as meat and produce, as well as increased inventory investments in new product assortments and faster growing categories to support the Company's overall sales growth.

On a trailing four quarter basis for the period ended January 27, 2013, the Company's return on assets was 18.4%, return on invested capital, excluding excess cash, was 25.9%, and return on equity was 32.4%. These financial return measures are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures, as well as the details of our calculations of these financial return measures.

Growth and Development

During the fourth quarter of fiscal 2012, the Company opened two new stores in Daphne, Alabama and Pensacola, Florida, as well as relocated one store in Spartanburg, South Carolina. As of January 27, 2013, the Company operated 129 stores in 25 states.

Through March 6, 2013, the Company announced the signing of leases for nine additional new stores in: Sacramento (Fair Oaks), California; Sacramento (Elk Grove), California; Lynchburg, Virginia; Ashburn, Virginia; South Naples, Florida; Brandon, Florida; Saratoga Springs, New York; Woodbury, New York; and Kansas City, Kansas. These nine stores are currently scheduled to open during or after fiscal 2013.

The following table provides additional information about the Company's real estate and store opening activities through the fourth quarter of fiscal 2012 and leases signed as of March 6, 2013 for stores expected to open during or after fiscal 2013.

	Stores Opened in Fiscal 2012	Leases Signed for Future Stores Locations [1]
Number of new leased store locations	14	28
Number of ground leased and owned property store locations	2	2
Number of relocations	1	—
Average capital cost per store [2]	$3.7 million
	Information for All Open Stores
Average store size (gross square feet)	21,042
Total rentable square footage (at end of period)	2.7 million

Note 1: Includes leases for stores expected to open after March 6, 2013 and such leases typically include customary leasing conditions. In general, we do not announce the location of a new store until all conditions to the lease are satisfied or our involvement in the property or project will be made public in connection with governmental permitting or approvals or in dealing with other third-parties. We generally identify a store as “coming soon” when we take possession of the property and commence our construction related activities. The Company's website sets forth the most current list of announced lease locations and stores that are “coming soon”.

Note 2: Net of capital contributions, if any, received from landlords, and including building costs but excluding cost of land for owned stores. Lease inducement costs and similar prepayments in connection with acquiring or entering into new leases are not included in the capital cost per store and are included as a long-term asset and expensed over the primary term of the lease.

Fiscal 2013 Outlook
In addressing guidance, Carlock commented, “We enter fiscal 2013 with a balanced view. We are simultaneously taking a conservative view on consumer trends while remaining enthusiastic about the portability of our concept, and excited about our plans to accelerate square footage growth. We anticipate 19 to 22 new store openings in fiscal 2013, a record number for The Fresh Market. These openings will be weighted toward the second half of the year, somewhat dampening our EPS growth as we currently expect, on average, approximately seven fewer weeks of revenue per new store for fiscal 2013 as compared to fiscal 2012. With that in mind, we expect earnings per share to grow 14% to 19% in fiscal 2013. For comparative purposes, we estimate that fiscal 2013 earnings would grow an additional two percentage points if our 2013 class of new stores opened at the same cadence of our 2012 vintage stores.”
For fiscal 2013, management expects the Company to:

•	Open 19 to 22 new stores, with two new stores opening in the first quarter; 4 to 6 new stores opening in the second quarter; and, 13 to 15 new stores opening in the second half of the year

•	Remodel 3 to 5 stores and have no relocations

•	Spend approximately $130 million to $150 million in capital expenditures, primarily related to real estate investments

•	Increase comparable store sales 2% to 4%

•	Achieve flat to modest growth in operating margin as a percentage of sales, as the Company continues to make operating expense investments related to its accelerated growth plans

•
Generate diluted earnings per share of $1.51 to $1.58, assuming an effective tax rate of 37.0%, where earnings per share in the second half of fiscal 2013 exceed earnings per share in the first half of the year

2012 Fourth Quarter Earnings Conference Call
The Company will host a conference call today at 9:00 a.m. Eastern Time. During the conference call, the Company may answer questions concerning its business. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The call will be broadcast via a live audio webcast at www.thefreshmarket.com, within the Investor Relations section of the Company website, and a recording will be available for 30 days following the date of the event. Investors and analysts interested in participating on the call may do so by dialing (877) 852-2928.

Items Impacting Comparability

During the second quarter of fiscal 2012, the Company completed a public offering of common stock impacting the comparability of fiscal 2012 results to the corresponding results in fiscal 2011. Transaction expenses related to the offering, which in general are not tax deductible, are included in selling, general and administrative expense and totaled approximately $0.5 million, resulting in a reduction in earnings per share of approximately $0.01 per share on a diluted basis. The costs associated with the offering include legal, printing, accounting and filing fees and expenses as well as other charges directly related to the offering. Additionally, the Company completed a public offering of common stock during the first quarter of fiscal 2011 and incurred approximately $1.1 million in transaction expenses, which resulted in a reduction in earnings per share of approximately $0.02 per share on a diluted basis and impacts full year comparisons with fiscal 2012.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of March 6, 2013, the Company operates 130 stores in 25 states, located in the Southeast, Midwest, Mid-Atlantic, Northeast, and West.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs regarding future business and financial performance and financial condition, and include those in the “Fiscal 2013 Outlook” section above. These statements involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause or contribute actual future results to differ materially from those expressed in any forward-looking statements: accounting entries and adjustments at the close of our fiscal quarter and fiscal year; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in economic and financial conditions, including the outcome of negotiations surrounding U.S. fiscal policy which, even if resolved, may be adverse due to tax increases and spending cuts, and the resulting impact on consumer confidence; other changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies, and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification, and other third-party coverage of any losses suffered in connection therewith; tax matters; numerous other matters of national, regional and global scale, including those of a political, economic, business, and competitive nature; and other factors as set forth from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward looking statement.

* * * * *

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	January 27, 2013	January 29, 2012	January 27, 2013	January 29, 2012

Sales	$369,856	$320,772	$1,329,131	$1,108,035
Cost of goods sold	243,948	212,654	877,433	741,184
Gross profit	125,908	108,118	451,698	366,851

Operating expenses:
Selling, general and administrative expenses	82,408	68,959	303,495	247,047
Store closure and exit costs	120	99	976	437
Depreciation	12,577	9,804	45,741	36,485
Income from operations	30,803	29,256	101,486	82,882
Other (income) expense:
Interest expense	389	408	1,498	1,858
Other income, net	—	—	—	(2)
Income before provision for income taxes	30,414	28,848	99,988	81,026
Tax provision	9,769	10,590	35,855	29,631

Net income	$20,645	$18,258	$64,133	$51,395

Net income per share:
Basic and diluted	$0.43	$0.38	$1.33	$1.07

Weighted average common shares outstanding:
Basic	48,134,349	48,028,029	48,076,675	48,002,273

Diluted	48,338,471	48,174,636	48,294,299	48,137,519

Comprehensive income
Net income	$20,645	$18,258	$64,133	$51,395
Interest rate swaps, net of tax benefit of $249 and $129 for the thirteen and fifty-two weeks ended January 29, 2012, respectively	—	308	—	674

Total comprehensive income	$20,645	$18,566	$64,133	$52,069

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	January 27, 2013	January 29, 2012
Assets
Current assets:
Cash and cash equivalents	$8,737	$10,681
Accounts receivable, net	6,830	4,550
Inventories	43,985	37,796
Prepaid expenses and other current assets	7,675	5,595
Deferred income taxes	3,784	4,445
Total current assets	71,011	63,067

Property and equipment:
Land	2,846	5,451
Buildings	19,106	15,077
Store fixtures and equipment	272,249	237,678
Leasehold improvements	170,483	141,391
Office furniture, fixtures, and equipment	12,224	10,175
Automobiles	1,335	1,211
Construction in progress	18,661	14,347
Total property and equipment	496,904	425,330
Accumulated depreciation	(207,060)	(168,518)
Total property and equipment, net	289,844	256,812
Restricted cash	14,205	—
Other assets	10,309	3,461
Total assets	$385,369	$323,340

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$35,634	$34,788
Accrued liabilities	54,385	46,354
Total current liabilities	90,019	81,142
Long-term debt	42,000	64,000
Deferred income taxes	24,053	31,053
Deferred rent	11,341	10,007
Other long-term liabilities	20,097	10,222
Total noncurrent liabilities	97,491	115,282

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,144,620 and 48,040,083 shares issued and outstanding at January 27, 2013 and January 29, 2012, respectively	482	481
Additional paid-in capital	105,431	98,622
Retained earnings	91,946	27,813
Total stockholders' equity	197,859	126,916
Total liabilities and stockholders' equity	$385,369	$323,340

The Fresh Market, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Fifty-Two Weeks Ended
	January 27, 2013	January 29, 2012
Operating activities
Net income	$64,133	$51,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,962	36,692
Loss on disposal of property and equipment	170	130
Share-based compensation	4,259	2,269
Excess tax benefits from share-based compensation	(1,140)	(289)
Deferred income taxes	(6,339)	9,424
Change in assets and liabilities:
Accounts receivable	(2,280)	(3,367)
Inventories	(6,189)	(6,655)
Prepaid expenses and other assets	(9,149)	(917)
Restricted cash	(14,205)	—
Accounts payable	846	9,390
Accrued liabilities and other long-term liabilities	15,846	10,439
Net cash provided by operating activities	91,914	108,511

Investing activities
Purchases of property and equipment	(81,107)	(87,513)
Proceeds from sale of property and equipment	6,698	221
Net cash used in investing activities	(74,409)	(87,292)

Financing activities
Borrowings on revolving credit note	466,324	450,782
Payments made on revolving credit note	(488,324)	(468,632)
Debt issuance costs	—	(1,056)
Proceeds from issuance of common stock pursuant to employee stock purchase plan	185	62
Excess tax benefits from share-based compensation	1,140	289
Payments on withholding tax for restricted stock unit vesting	(492)	(367)
Proceeds from exercise of share-based compensation awards	1,718	517
Net cash used in financing activities	(19,449)	(18,405)

Net (decrease) increase in cash and cash equivalents	(1,944)	2,814
Cash and cash equivalents at beginning of period	10,681	7,867

Cash and cash equivalents at end of period	$8,737	$10,681

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,000	$1,591

Cash paid during the period for taxes	$41,128	$15,166

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(Unaudited)

	January 27, 2013 Calculated Using GAAP	January 29, 2012 Calculated Using GAAP
Return Metrics - Trailing Four Quarters	Net Income	Net Income
Return on assets (2)	18.4%	17.6%
Return on invested capital (3)	25.9%	25.7%
Return on equity (4)	32.4%	40.5%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis. Our manner of calculating these return metrics is set forth in the footnotes below and may not be comparable to the manner in which other companies calculate these return metrics.

(2)	Net Income/Average Assets.

(3)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals net income plus interest expense plus provision for income taxes.

(4)	Net Income/Ending Equity.

Non-GAAP Financial Measures

While the Company reports financial results in accordance with accounting principles generally accepted in the United States (GAAP), we also provide certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement, not as a substitute for measures of financial performance prepared in accordance with GAAP. We use this information internally to make operating decisions and believe it is helpful to investors because it allows period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the Company believes such information provides a higher degree of transparency for certain items. Investors should consider non-GAAP measures in addition to, not as a substitute for measures of financial performance prepared in accordance with GAAP.